Exhibit 10.1

June 17, 2014

Karin-Joyce “KJ” Tjon Sien Fat

6365 Collins Avenue, Apt. 807

Miami Beach, FL 33141

Dear KJ,

On behalf of Epiq Systems, Inc. (the “Company”), I am pleased to offer you the position of Executive Vice President and Chief Financial Officer with an anticipated start date of July 1, 2014. Your annualized base salary would be $600,000, and your reporting relationship would be to Tom W. Olofson, Chairman and Chief Executive Officer of the Company. Your work location would be 501 Kansas Avenue, Kansas City, Kansas. This letter outlines certain compensation and benefits, and terms, in connection with the Company’s offer, as set forth below.

2014 Incentive Compensation

For 2014, you will be eligible to participate in the Company’s annual incentive compensation plan. You will have the opportunity to earn up to $300,000 ($150,000 guaranteed). Incentive compensation may be earned based on the achievement of Company and individual objectives and may be paid either in cash or restricted stock. Among other factors, to receive any 2014 incentive compensation, you must remain employed in good standing through March 13, 2015.

2014 Equity Grant

A recommendation will be made to the Compensation Committee of the Company (the “Compensation Committee”) in July 2014 for an inducement grant of 25,000 shares of restricted stock that would vest immediately. Further details, terms and conditions regarding the restricted stock award would be documented in a stock agreement that would be signed by both you and the Company.

2015 Incentive Compensation

Beginning in 2015, you will be eligible to participate in the Company’s annual incentive compensation plan. You will have the opportunity to earn up to $600,000. Incentive compensation may be earned based on the achievement of Company and individual objectives and may be paid either in cash or restricted stock. Among other factors, to receive any 2015 incentive compensation, you must remain employed in good standing through March 15, 2016.

Also, after January 1, 2015 and before March 13, 2015, a recommendation will be made to the Compensation Committee for a performance-based equity grant of 50,000 shares of the Company’s restricted stock. The vesting of such shares are contingent upon certification in early 2016 by the Compensation Committee of the achievement of an established threshold level of financial indicators (e.g., non-GAAP adjusted EBITDA) for the year ending December 31, 2015.

Long-term Incentive Plan

A recommendation will be made to the Compensation Committee in July 2014 for an inducement grant of 75,000 shares of the Company’s restricted stock that would vest over a three-year period, with an initial vesting of 33% at the first anniversary of the grant date, 33% at the second anniversary of the grant date, and 34% at the third anniversary of the grant date. Further details, terms and conditions regarding the restricted stock award would be documented in a stock agreement that would be signed by both you and the Company.

Additional Incentives

You will receive a one-time payment for relocation assistance in the amount of $25,000 to be paid within the first two weeks of your employment.

You will be provided personal use of a Company-provided vehicle in Kansas City during the term of your employment.

You will be eligible to participate in the Company’s standard benefit programs that are made available to its associates, and you will be eligible for 4 weeks of vacation time annually pursuant to the Company’s policies, plus applicable paid holidays.

This formal notification of our offer of employment is subject to the terms set forth in the enclosed Executive Employment Agreement and is contingent upon our receipt of (i) a satisfactory background investigation and reference checks and (ii) the enclosed documents (including the Executive Employment Agreement), dated and signed by you, and delivered to my attention, on or prior to your anticipated start date of July 1, 2014. This offer letter will be incorporated, and form a part of, the Executive Employment Agreement.

This offer letter supersedes in its entirety any prior agreements, whether written or oral, including but not limited to offer letters, between you and the Company.

To accept this offer of employment, please complete and bring the paperwork included with this offer letter with you on or prior to your first day of employment.

In anticipation of your acceptance, I want to offer you a warm welcome. We believe your association with the Company will be rewarding, and we look forward to you joining our team.

If you have any questions prior to your starting date, please feel free to contact me at your convenience.

Sincerely,

/s/ Terry Gaylord

Terry Gaylord
Vice President, Human Resources

/s/ Karin-Joyce Tjon
Karin-Joyce Tjon	Date	6/17/2014